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                                                                      EXHIBIT 23
                                                                      ----------

                         Independent Auditor's Consent


Plan Administrator
Unigraphics Solutions Inc.
    401(k) Plan:

We consent to incorporation by reference of the Registration Statement No. 333-75975 on Form S-8 of Unigraphics Solutions Inc. of our report dated June 29, 2001, relating to the statements of assets available for plan benefits of the Unigraphics Solutions Inc. 401(k) Plan as of December 31, 2000 and 1999 and the related statements of changes in assets available for plan benefits for the year ended December 31, 2000 and the period from inception (April 1, 1999) through December 31, 1999, which report appears in the December 31, 2000 annual report on Form 11-K of the Unigraphics Solutions Inc. 401(k) Plan.


                                 /s/ KPMG LLP



St. Louis, Missouri
July 12, 2001